Exhibit 10.6

Execution Version
CONFIDENTIAL

ACQUIROR HOLDER SUPPORT AGREEMENT

This Acquiror Holder Support Agreement (this “Agreement”) is dated as of May 10, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I hereto (each a “Major Acquiror Shareholder” and, collectively, the “Major Acquiror Shareholders”), and Better HoldCo, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Major Acquiror Shareholder is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Acquiror Common Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Acquiror Common Stock, together with any shares of Acquiror Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Major Acquiror Shareholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will be merged with and into the Company, with the Company continuing on as the surviving entity, and (ii) the Company is to merge with and into Acquiror, with Acquiror continuing on as the surviving entity, in each case, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Major Acquiror Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Major Acquiror Shareholder shall be bound by and comply with Sections 6.6 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Major Acquiror Shareholder was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. Until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), each Major Acquiror Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Information Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Major Acquiror Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Major Acquiror Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Major Acquiror Shareholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Major Acquiror Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Major Acquiror Shareholder as of the date hereof.

Section 1.4 Shareholder Agreements. Until the Expiration Time and subject to the Registration Statement being declared effective, each Major Acquiror Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company sought by or on behalf of the Board of Directors of the Company or otherwise undertaken in connection with the transactions contemplated by the Merger Agreement in a form reasonably acceptable to Acquiror (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to shareholders, and in any event within three (3) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to shareholders), each such Major Acquiror Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Major Acquiror Shareholder holder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a)              to approve the change in the jurisdiction of incorporation of Acquiror to the State of Delaware;

(b)              to approve the change of Acquiror's name in accordance with the Merger Agreement;

(c)              to approve and adopt the amendment and restatement of Acquiror's Governing Documents, substantially in the forms attached as Exhibits A and B to the Merger Agreement in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing;

(d)              to approve and adopt of the Merger Agreement and approve the transactions contemplated thereby, including the Mergers, in accordance with applicable Law and exchange rules and regulations;

(e)              to approve of the issuance of shares of Acquiror Common Stock in connection with the Mergers and Domestication, and pursuant to the PIPE Backstop Agreement, the PIPE Assignment Agreements and the Redemption Backstop Agreement;

(f)               to approve and adopt the Incentive Equity Plan and Employee Stock Purchase Plan, substantially in the forms attached as Exhibits F and G to the Merger Agreement in connection with the Domestication;

(g)              to elect the directors selected and proposed by the Company, including one Acquiror Nominee Director, to be the Board of Directors of Acquiror effective as of the Closing in accordance with the terms of Section 7.6 of the Merger Agreement;

(h)              to approve and adopt any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto;

(i)               to approve and adopt any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby;

(j)               to adjourn the Acquiror Shareholders' Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing;

(k)              to vote against any merger, asset purchase or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby); and

(l)               to vote against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Acquiror under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.

Section 1.5 Cooperation. Each Major Acquiror Shareholder agrees that it shall use all reasonable efforts to cooperate with Acquiror and the Company in connection with any review of the Transactions by any Governmental Authority, including without limitation, by providing to Acquiror for delivery to the applicable Governmental Authority as soon as practicable following its receipt in writing of such a request, all such information about such Major Acquiror Shareholder and any of its Affiliates requested by any such Governmental Authority. and to take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to enable the parties to satisfy the condition set forth in Section 9.1(d) of the Merger Agreement.

Each Major Acquiror Shareholder hereby agrees that such Major Acquiror Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.6 No Challenges. Each Major Acquiror Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach or violation of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the transactions contemplated thereby.

Section 1.7 Further Assurances. Each Major Acquiror Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to carry out its obligations under this Agreement the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.8 No Inconsistent Agreement. Each Major Acquiror Shareholder hereby represents and covenants that such Major Acquiror Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Acquiror Shareholder’s obligations hereunder.

Section 1.9 Consent to Disclosure. Each Major Acquiror Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Information Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Major Acquiror Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Major Acquiror Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Major Acquiror Shareholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.10 Release. Each Major Acquiror Shareholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Acquiror, the Company and each of their respective Affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Acquiror Shareholder’s ownership or voting rights in respect of the Subject Shares or pursuant to the Acquiror’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Acquiror, including without limitation Claims relating to, in connection with or arising from the Merger Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Merger Agreement upon consummation of the Mergers. Each Major Acquiror Shareholder acknowledges that it has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Major Acquiror Shareholder, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Each Major Acquiror Shareholder. Except as set forth in the Acquiror SEC Filings (filed or submitted prior to the date of this Agreement (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto), each Major Acquiror Shareholder represents and warrants to Acquiror and the Company as follows:

(a)                   Organization; Due Authorization. If such Major Acquiror Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Major Acquiror Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Major Acquiror Shareholder. If such Major Acquiror Shareholder is an individual, such Major Acquiror Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Major Acquiror Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Major Acquiror Shareholder, enforceable against the Major Acquiror Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)                   Ownership. Such Major Acquiror Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Major Acquiror Shareholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror’s Governing Documents, (iii) the Merger Agreement, or (iv) the Shareholder Agreements or (v) any applicable securities Laws. Such Major Acquiror Shareholder’s Subject Shares are the only shares of Acquiror Common Stock owned of record or beneficially by such Major Acquiror Shareholder on the date of this Agreement. Other than the Acquiror Warrants set forth opposite such Major Acquiror Shareholder’s name on Schedule I, such Major Acquiror Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror.

(c)                   No Conflicts. The execution and delivery of this Agreement by each Major Acquiror Shareholder does not, and the performance by such Major Acquiror Shareholder of his, her or its obligations hereunder will not, (i) if such Major Acquiror Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Major Acquiror Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Major Acquiror Shareholder or such Major Acquiror Shareholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Major Acquiror Shareholder of its, his or her obligations under this Agreement.

(d)                   No Agreements. Each Major Acquiror Shareholder, represents that it is not party to any Contract or other agreement with respect to the Subject Shares, other than as disclosed in Acquiror’s registration statement on Form S-1.

(e)                   Litigation. There are no Actions pending against such Major Acquiror Shareholder, or to the knowledge of such Major Acquiror Shareholder threatened against such Major Acquiror Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Major Acquiror Shareholder of its, his or her obligations under this Agreement.

(f)                    Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Major Acquiror Shareholder, for which the Company or any of its Affiliates may become liable.

(g)                   Acknowledgment. Such Major Acquiror Shareholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Major Acquiror Shareholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Acquiror Shareholder, the written agreement of Acquiror, the Company and such Major Acquiror Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 Jurisdiction; Waiver of Jury Trial.

(a)           Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           Each Major Acquiror Shareholder hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Road, Suite 201, Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any court located in the State of Delaware pursuant to Section 3.3(a). The Each Major Acquiror Shareholder agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 3.8, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each Major Acquiror Shareholder agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each Major Acquiror Shareholder agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 3.3(c). Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, delegated or transferred (including by operation of law) without, as to each Major Acquiror Shareholder, the prior written consent of Acquiror, the Company and such Major Acquiror Shareholder. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon, with respect to each Major Acquiror Shareholder, the execution and delivery of a written agreement executed by Acquiror, the Company and such Major Acquiror Shareholder.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out- of-office notification), addressed as follows:

If to Acquiror:

Aurora Acquisition Corp.

20 North Audley Street

London W1K 6LX

United Kingdom

Attention:   Prabhu Narasimhan

Email:         Prabhu@novatorcapital.com

with a copy to (which will not constitute notice):

Baker McKenzie LLP

100 New Bridge Street

London EC4V 6JA

United Kingdom

Attention:   Adam Eastell

Michael F. DeFranco

Derek Liu

Email:        adam.eastell@bakermckenzie.com

michael.defranco@bakermckenzie.com

derek.liu@bakermckenzie.com

If to the Company:

Better HoldCo, Inc. 175

Greenwich St, 59th Floor

New York, NY 10007

Attention: Kevin Ryan

Email: kryan@better.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:   Mitchell S. Eitel

Jared M. Fishman

Sarah P. Payne

Email:	eitelm@sullcrom.com fishmanj@sullcrom.com paynes@sullcrom.com

If to a Major Acquiror Shareholder:

To such Major Acquiror Shareholder’s address set forth in Schedule I

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 Several Liability. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.12 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

Section 3.13 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

Section 3.14 Limitation. Each Major Acquiror Shareholder makes their agreements and understandings herein solely in its capacities as record holder and beneficial owners of the Subject Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a representative of such Major Acquiror Shareholder solely in his or her capacity as a director or officer of the Acquiror.

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IN WITNESS WHEREOF, each of the Major Acquiror Shareholders, Acquiror, and the Company have each caused this Acquiror Holder Support Agreement to be duly executed as of the date first written above.

MAJOR ACQUIROR STOCKHOLDERS:

NOVATOR CAPITAL SPONSOR LIMITED

By:	/s/ Jan Rottiers
Name: Jan Rottiers
Title: Director

By:	/s/ Pericles Spyrou
Name: Pericles Spyrou
Title: Director

UNBOUND HOLDCO LTD.

By:	/s/ Shravin Mittal
Name: Shravin Mittal
Title: Director

[Signature Page to Acquiror Holder Support Agreement]

ACQUIROR:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

[Signature Page to Acquiror Holder Support Agreement]

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

[Signature Page to Acquiror Holder Support Agreement]